Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED (Stock code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of March 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of March 2004.

Operational Statistics for the month of March 2004 and the comparative figures for the previous month are as follows:-

		March 2004	February 2004
1.	CELLULAR BUSINESS (Note 3):
	Aggregated Number of GSM Cellular Service Subscribers	75.666 million	74.513 million
	— Post-paid Subscribers	40.031 million	39.814 million
	— Pre-paid Subscribers	35.635 million	34.699 million
	Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	3.096 million	1.943 million
	— Post-paid Subscribers	0.468 million	0.251 million
	— Pre-paid Subscribers	2.628 million	1.692 million
	Aggregated Number of CDMA Cellular Service Subscribers	21.620 million	20.877 million
	— Post-paid Subscribers	20.308 million	19.675 million
	— Pre-paid Subscribers (Note 4)	1.312 million	1.202 million
	Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	2.674 million	1.932 million
	— Post-paid Subscribers	2.328 million	1.695 million
	— Pre-paid Subscribers (Note 4)	0.346 million	0.237 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	2.2814 billion	1.4208 billion
	— Domestic Long Distance	2.2479 billion	1.4016 billion
	— International, Hong Kong, Macau & Taiwan Long-Distance	0.0335 billion	0.0192 billion
	Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	3.0720 billion	1.8807 billion
	— Domestic Long Distance	3.0415 billion	1.8611 billion
	— International, Hong Kong, Macau & Taiwan Long-Distance	0.0305 billion	0.0196 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	12.820 million	12.717 million

Notes:

1.                     All the Aggregated Numbers recorded for the months of February 2004 and March 2004 are aggregated data reported at 24:00 on 29 February 2004 and 31 March 2004 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of March 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 31 March 2004 respectively.

3.                     Additional information for Cellular Services:

Operational Statistics for Cellular Services for March 2004 and its comparative figures for February 2004 are analysed by the original listed service areas (annotation (a)) and the newly acquired service areas (annotation (b)) as follows:

	March 2004		February 2004
	Original Listed Service Areas	Newly Acquired Service Areas	Original Listed Service Areas	Newly Acquired Service Areas

GSM Cellular Services
Aggregated Number of Subscribers	66.582 million	9.084 million	65.602 million	8.911 million
Aggregated Net Addition in 2004 of Subscribers	2.659 million	0.437 million	1.679 million	0.264 million

CDMA Cellular Services
Aggregated Number of Subscribers	19.277 million	2.343 million	18.627 million	2.250 million
Aggregated Net Addition in 2004 of Subscribers	2.367 million	0.307 million	1.718 million	0.214 million

Annotations:

(a)                The Original Listed Service Areas mean the twenty-one provinces, cities and autonomous regions in the PRC for which cellular services are provided by the Company, including Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei, Hubei, Beijing, Shanghai, Tianjin, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi, Sichuan, Chongqing, Guangxi Zhuang and Xinjiang Uygur.

(b)                 The Newly Acquired Service Areas mean the nine provinces, cities and autonomous regions in the PRC of which the cellular services had been acquired by the Company from China Unicom (BVI) limited on 31 December 2003, including Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Xizang.

4.                     CDMA prepaid service has already been launched in 24 provinces, cities and autonomous regions, including Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Jilin, Heilongjiang, Shanghai, Jiangsu, Anhui, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi, Hainan, Yunnan, Chongqing, Sichuan, Shaanxi, Gansu and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of February and March 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Lee Hon Chiu, Wu Jinglian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Shan Weijian

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 19 April 2004